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                                                                    EXHIBIT 99.1

                          Fulbright & Jaworski L.L.P.
                  A Registered Limited Liability Partnership
                        600 Congress Avenue, Suite 2400
                              Austin, Texas 78701

                                April 27, 2000




Chairman George Martinez
Sterling Bank
15000 Northwest Freeway
Houston, Texas 77040


Dear Chairman:

     Following the Annual Meeting on Monday, several Shareholders commented on the question and answer session and expressed appreciation for the focus on Shareholder value, return on invested capital and the importance of timing in exiting investments. Since then I have been contacted by Shareholders urging continued efforts to have proposals submitted to the Board of Directors for objective review and consideration. Based upon my cursory reading of the situation, I believe it would be possible to quickly assemble 10 to 20 people in Houston that either own or have direct relationships with owners of a large aggregate amount of stock of Sterling who would support a transaction that captures the available Shareholder value before the pooling of interest rules change later this year. My calculations do not include institutional Shareholders who, I am confident, would be interested in such a transaction. It is clear that the assessment that management has lost touch with the aspirations of a majority of Shareholders may be correct.

     One of the most disturbing things that arose from conversations after the meeting was the reaction to management's new strategy to hire 20 plus lending officers and focus on the Dallas market. I cannot help but wonder how much collective wisdom management obtained from the Board on these proposed initiatives. I am especially concerned in this regard because I heard comments about how it is now clear that Sterling has abandoned its Colorado de novo strategy. In the discussions about the lending officers, it was pointed out by one former director that Sterling's track record in managing its loan portfolio is not encouraging, and this person said he was "terrified by the thought of a group of new Sterling lending officers being turned loose with the expectation that they will be judged by the amount of new loans put on the books".

     Turning to the Dallas market, based upon some brief calls I made after the meeting to bankers active in this market, I seriously question whether management has done its homework on its proposed new strategy and also whether it has called upon the Board to review the costs, risks and time frame involved in trying to implement this strategy. Dallas is one of the most overbanked markets in the United States. It is going to take a substantial investment and

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considerable time before this initiative can even be evaluated. Why is this thrust more likely to succeed than the failed Colorado initiative? It is very difficult to understand how this can be in the interest of Shareholders as compared to other possible courses of action.

     I am going to visit personally next week in Minneapolis with some of the Shareholders who invested with me in BOA Bancshares before it was acquired by Sterling. These persons are quite knowledgeable in regard to financial institutions, and I will seek their counsel on how to proceed so that proposals are submitted by responsible parties or entities to the Board for consideration. I am pleased that the management of Sterling will allow the Board to discharge its fiduciary duty to Shareholders.

     My concern, however, is the same as a Shareholder expressed to me on the phone yesterday and that I have observed in my career as a lawyer specializing in corporate transactions. Once large groups of stockholders of a corporation begin to agitate for action, management and the board of the corporation must either take control of the process or allow events to marginalize their effectiveness. As knowledge of the attitudes expressed at the Annual Meeting and afterwards becomes widely known, interested persons often acquire stock to enhance their bargaining position and to protect their downside if they are not successful in participating in a transaction. The board of the corporation can find itself with less negotiating leverage and flexibility to deal with alternatives. Even worse, the failure of a board to be closely involved can be viewed as an invitation to investors or groups that specialize in praying on situations of this type.

     For this reason, I renew my request that the Board of Directors not only assure an active and ongoing role in responding to proposals but also, at the same time, take the initiative in examining possible transactions that would be to the greater good of all interested parties. For example, an out-of-Texas holding company with no significant operations in areas served by Sterling might be more likely to (i) pay a higher price in a transaction because of the increased opportunity, and (ii) retain a greater percentage of existing employees because of the lack of duplication of facilities. These are matters which the Board should be considering now.

     It is, as you and the Board know, the role of investment bankers to facilitate finding the best solution, and I renew my request that the Board employ an appropriate firm to immediately undertake this assignment. It would be unfortunate for all Shareholders if the failure of the Board to act promptly in this regard resulted in Sterling missing an opportunity to take advantage of the pooling rules before they change later this year.

     Please take due note of the foregoing and govern your actions accordingly.



                                       Very truly yours,

                                       /s/ Howard Wolf
                                       -----------------
                                       Howard Wolf

HW/my
cc:   Sterling Board of Directors